Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-45082) of Energy East Corporation of our report dated June 24, 2004 relating to the financial statements of the Connecticut Natural Gas Corporation Union Employee Savings Plan, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP

New York, New York
June 25, 2004